EXHIBIT 3.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION



                      RESTATED ARTICLES OF INCORPORATION OF
                       NEW MEXICO AND ARIZONA LAND COMPANY


KNOW ALL MEN BY THESE PRESENTS that we, whose hands are hereunto affixed, do hereby associate ourselves together for the purpose of forming a corporation under the laws of the State of Arizona and, to that end, do adopt the following articles of incorporation:

FIRST:  Name.  The name of the corporation shall be NZ CORPORATION.

SECOND: This corporation is organized for the purpose of transacting any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as amended from time to time. The corporation is presently engaged in the business of holding and managing land for investment purposes, leasing real property and interests therein, and developing mineral resources.

THIRD: The corporation shall have authority to issue a total of forty million (40,000,000) shares of capital stock, consisting of:

         (1) Thirty million (30,000,000) shares of common stock, no par value per share; and

         (2) Ten million (10,000,000) shares of serial preferred stock, no par value per share.

Each issued and outstanding share of common stock will entitle the holder thereof to one (1) vote on any matter submitted to a vote of or for consent of shareholders. Issued and outstanding shares of serial preferred stock will entitle the holders thereof only to those votes, if any, which may expressly be fixed as hereinafter provided for the respective series thereof and to voting rights on certain matters, and in certain circumstances, as set forth in this Article.

The Board of Directors is authorized to provide from time to time for the issuance of shares of serial preferred stock in series and to fix from time to time before issuance the designation, preferences, privileges and voting powers of the shares of each series of serial preferred stock and the restrictions or qualifications thereof, including, without limiting the generality of the foregoing, the following:

         a)       The serial designation and authorized number of shares;

         b) The dividend rate, the date or dates on which such dividends will be payable, and the extent to which such dividends may be cumulative;

         c) The amount or amounts to be received by the holders in the event of voluntary or involuntary dissolution or liquidation of the Corporation;

         d) The price or prices at which shares may be redeemed and any terms, conditions and limitations upon such redemption;

         e) Any sinking fund provisions for redemption or purchase of shares of such series; and

         f) The terms and conditions, if any, on which shares may be converted into shares of other capital stock, or of other series of serial preferred stock of the Corporation.

Each series of serial preferred stock, in preference to the common stock, may be entitled to dividends, from funds or other assets legally available therefor, at such rates, payable at such times and cumulative to such extent as may be fixed by the Board of Directors pursuant to the authority herein conferred upon it. In the event of dissolution or liquidation of the Corporation, voluntary or involuntary, the holders of the serial preferred stock, in preference to the common stock, may be entitled to receive such amount or amounts as may be fixed by the Board of Directors pursuant to the authority herein conferred upon it.

Preferred stock of any series redeemed, converted, exchanged, purchased or otherwise acquired by the Corporation shall be cancelled by the Corporation and returned to the status of authorized but unissued preference stock.

All shares of any series of serial preferred stock, as between themselves, shall rank equally and be identical except as set forth in resolutions of the board of directors authorizing the issuance of the series.

FOURTH: All directors of the corporation must be shareholders of the corporation. The number of directors of the corporation shall be set by the Board of Directors from time to time; provided, however, that the number of directors so designated shall be no less than five (5) nor more than nine (9). The Board of Directors shall consist of Class A directors and Class B directors. The Class A directors shall be elected for a term of two (2) years at the annual meeting of shareholders of the corporation held in every odd numbered year. The Class B directors shall be elected for a term of two (2) years at the annual meeting of shareholders of the corporation held in every even numbered year. When an even number of directors has been set by the Board of Directors, there shall be an even number of Class A and Class B directors. When an odd number of directors has been set by the Board of Directors, there shall be one more Class B director than there are Class A directors.

FIFTH: The Board of Directors may, from time to time, cause the corporation to purchase its own shares to the extent of the unreserved and unrestricted capital surplus of the corporation.

SIXTH: Elizabeth M. Bedewi, Senior Vice President, Treasurer and Secretary of New Mexico and Arizona Land Company, 3033 North 44th Street, Suite 270, Phoenix, Arizona 85018-7228, is hereby appointed statutory agent for the corporation for the State of Arizona.

SEVENTH: The liability of a director or former director to the corporation or its shareholders shall be eliminated to the fullest extent permitted by Section 10-202.B.1 of the Arizona Revised Statutes. If the Arizona Business Corporation Act is amended to authorize corporate action further eliminating or limiting the liability of directors, the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Arizona Business Corporation Act, as amended.

Any repeal or modification of this Article Seventh shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

The provisions of the Article Seventh shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of the Article Seventh.

EIGHTH: The Corporation shall indemnify any and all of its existing and former directors and officers to the fullest extent permitted by Section 10-202b.2 of the Arizona Business Corporation Act. If the Arizona Business Corporation Act is amended to authorize corporate action further permitting indemnification of directors or officers, the Corporation shall indemnify its existing and former directors and officers to the fullest extent permitted by the Arizona Business Corporation Act, as amended.

Any repeal or modification of this Article Eighth shall not adversely affect any right or protection of existing or former directors or officers existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.


                                       2